CENTER BANCORP, INC. TO ACQUIRE RED OAK BANK

UNION, NJ -- (MARKET WIRE) -- 12/20/04 -- Center Bancorp, Inc. (NASDAQ: CNBC), the holding company for Union Center National Bank, and Red Oak Bank (OTC BB:
ROBK) announced today the signing of a definitive merger agreement for Center Bancorp to acquire Red Oak Bank , a state-chartered bank headquartered in Morristown, New Jersey. The total value of the acquisition, including stock options, is approximately $26.3 million.

Pursuant to the merger agreement, Red Oak Bank will be merged into Center Bancorp's subsidiary, Union Center National Bank, and each share of Red Oak stock will be converted into the right to receive $12.35 per share in cash or a fixed ratio of 0.9449 of a share of CNBC common stock, at the election of the stockholder, subject to a potential reduction in the cash and stock to be received of up to $0.30 per Red Oak share and allocation provisions designed to assure that 50% of Red Oak Bank's shares are converted into cash and 50% are converted into Center Bancorp's common stock. Center Bancorp anticipates a closing to occur in the first half of 2005, contingent upon receiving regulatory and shareholder approvals. Center Bancorp expects the acquisition of Red Oak Bank to be accretive to earnings within one year following the closing of the merger.

John J. Davis, President & CEO of Center Bancorp, stated, "We are pleased to be able to acquire a local community bank located in such an attractive market as Morristown, New Jersey. This acquisition strengthens our foothold in this market area where we already have a presence, and allows us to remain dedicated to our focus of quality service in each of our local markets, which has been the hallmark of our Corporation for over 80 years. We welcome our new employees and customers to the Union Center National Bank family." Davis further indicated that he and his Board of Directors are confident that the combination of the two companies will give their customers access to more products and services. He added: "We expect the acquisition of Red Oak to create synergies and operational efficiencies. Further, we anticipate that the merger will allow Center Bancorp to benefit from Red Oak's past net operating loss carryforward, enabling us to deliver increased value to our shareholders."

Dale G. Potter, Chairman and CEO of Red Oak Bank , added, "Joining with Center Bancorp and Union Center National Bank is an excellent opportunity for both Red Oak stockholders and customers. We are indeed fortunate to combine with an organization that has similar values to ours in terms of providing professional personal service to customers and an enhanced opportunity for stockholders to gain from the larger growth potential of Union Center. Customers will also benefit from a wider range of products and services, including an expanded ATM network."

As of September 30, 2004, Red Oak Bank had approximately $95.6 million in assets, $74.5 million of deposits and $11.7 million of stockholders' equity. The acquisition of Red Oak will add to Union Center National Bank's branch network another location in Morristown and potentially another branch location that Red Oak is currently developing in Mountain Lakes/Boonton.

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Keefe Ventures, LLC served as financial advisor to Red Oak Bank and Cohen Bros.
& Co. served as financial advisor to Center Bancorp. Red Oak Bank received legal counsel from McCarter & English, LLP, and Center Bancorp received legal counsel from Lowenstein Sandler PC .

About Center Bancorp:

Center Bancorp, Inc. , through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc. , visit our web site at http://www.centerbancorp.com.

Contact: John J. Davis, President and Chief Executive Officer, Center Bancorp at 908-206-2828 or Anthony Weagley, Vice President and Treasurer at 908-206-2886.

For additional information on Red Oak Bank visit www.redoakbank.com. Also contact: Dale G. Potter, Chairman & CEO at 973-451-9141 Ext. 301, Stephen T. Emr, President at 973-451-9141 Ext. 309

All non-historical statements in this press release (including statements regarding the potential accretive nature of the merger and the potential benefits of the merger) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

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Center Bancorp plans to file a Registration Statement on SEC Form S-4 in connection with the merger and the parties expect to mail a Proxy Statement/Prospectus to shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT CENTER BANCORP, RED OAK, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Center Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Center Bancorp at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Center Bancorp's filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Red Oak, its directors, executive officers and certain members of management and employees may be soliciting proxies from Red Oak's stockholders in favor of the adoption of the merger agreement. A description of any interests that Red Oak's directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.


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